EXHIBIT 99.1
Special Shareholders Meeting

Slide 1

Agenda

▪	Finance Report
▪	Progress Since last SH Call
▪	Market Overview and Positioning
▪	Strategy Going Forward
▪	Q&A

Slide 2

Special Shareholders Meeting: Finance Report

Slide 3

2009 Operating Results

	Year Ended December 31,
	2009	2008
	(in thousands)

Revenues	$1,662	$1,046
Cost of revenues	1,557	1,257
Gross profit (deficit)	105	(211)

Sales and marketing expenses	809	2,177
General and administrative expenses	3,942	5,406
Research and development costs	1,381	1,997
Impairment of investment	261	271
Operating loss	(6,288)	(10,061)

Gain on extinguishment of debt	-	2,405
Gain (loss) from change in fair value of hybrid financial instruments and derivitive liabilities	(57,951)	1,223
Interest expense related to convertible debt	(3,139)	(1,262)

Loss from continuing operations	$(67,378)	$(7,695)

Loss per share from continuing operations, basic and diluted	$(0.03)	$(0.01)

Slide 4

2009 Liquidity and Cash Flow

	Year Ended December 31,
	2009	2008
	(in thousands)

Cash and cash equivalents	$198	$1,259

Net cash used in operating activities	$(4,202)	$(6,678)
Net cash used in investing activities	(100)	631
Net cash provided by financing activities	3,226	5,786
Effect of exchange rate changes on cash	15	105
Net (decrease) increase in cash	$(1,061)	$(156)

Slide 5

Special Shareholders Meeting: Operations Update

Slide 6

Last SH Call – What we said we would do

▪	Implementing code-based programs utilizing NeoSphere and hardware scanning products to generate click volume and revenue;
▪	Directly licensing our IP to help create scalable revenue by expanding the code creation base quicker than we can ourselves;
▪	And working with strategic partners to supplement out own sales resources to again scale the ecosystem quicker than we can ourselves.

Slide 7

Achievements Since Last SH Call

▪	Campaigns
–	Over 200 campaigns run in 2009
–	Nokia, VW, Mazda
▪	Over 400 units of Exio II sold
▪	Scanbuy
–	License with minimum royalties
▪	Neustar: Mobile Operators & Marketing Agencies
▪	BEMS: Telefonica and Latin America;
–	License with minimum royalties
–	Potential for other geographies
▪	Sony Ericsson: Pre-Loads & Promotions
–	First handset shipped
–	Top 5 downloads
▪	Renu Mobile

Slide 8

The Market

▪	Mobile barcode technology has been validated and is gaining momentum in the marketplace
▪	Announcements soar and adoption rates grow
▪	Ecosystems evolving
▪	Neustar/GSMA, GS1, Google, Pepsi, Facebook, CBS
▪	Indirect method validated and adopted by all main standards bodies
▪	Education remains key

Slide 9

NeoMedia Market Positioning

Handsets (NeoReader)
Mobile Marketing Platforms (NeoSphere)
Clearinghouses & Registries (NeoSphere)
Mobile Operators
Apps & Service Providers

Slide 10

Strategy Going Forward

▪	Work with Mobile and digital agencies, Handset manufacturers and carriers to drive technology adoption
▪	License our IP or technology platforms where appropriate
▪	Work with partners to drive the ecosystem and deliver real scale where we would be unable to do so ourselves
▪	Further highlighting and activating mobile search capabilities
▪	Generating more visibility and credibility for the brand through thought leadership programs, including a media and analyst tour in Europe and US in April

Slide 11

Thank You!

Slide 12